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                                                                    EXHIBIT 15.1


               LETTER RE UNAUDITED INTERIM FINANCIAL INFORMATION


January 11, 1999

United HealthCare Corporation:

We are aware that United HealthCare Corporation has incorporated by reference in its Registration Statement No. 333-66013 on Form S-3 its Form 10-Q's for the quarters ended March 31, June 30 and September 30, 1998, which includes our reports dated May 7, August 6 and August 7, 1998 covering the unaudited interim financial information contained therein. Pursuant to Regulation C of the Securities Act of 1933, those reports are not considered a part of the registration statement prepared or certified by our firm or a report prepared or certified by our firm within the meaning of Sections 7 and 11 of the Act.

Very truly yours,

/s/ ARTHUR ANDERSEN LLP